Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-238153 on Form S-1 of our report dated April 6, 2020, (June 25, 2020 as to the effects of the reverse stock split described in Notes 2 and 12) relating to the financial statements of Kiromic BioPharma, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

August 5, 2020